Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated: November 8, 2010

GLOBAL MARKETS  EQUITY

[logo] Liquid Alpha

Liquid Alpha USD 5 Total Return Index
DBLAUT5J

o     In October, Liquid Alpha USD 5 TR returned 0.4%. The return is 0.0% Year-to-Date in 2010.

o     In October,  three of the four components;  S and P X-Alpha,  DB Currency  Harvest,  and DB SMART (5x leveraged),  contributed  positive returns, while DB Commodity Harvest had negative returns. Fed Funds returns were insignificant.

o     DB SMART (5x leveraged),  S and P X-Alpha,  and DB Currency Harvest returned 1.1%, 1.0%, and 0.4%  respectively,  while DB Commodity
      Harvest returned -0.1%.

o     The Sharpe  Ratio since  January 1999 is now at 1.60  compared to -0.37 for HFRX Hedge Funds and 0.56 for the iBoxx USD  Treasuries;
      these statistics highlight the favorable risk-return relationship provided by the Liquid Alpha USD 5 TR Index during this period. (1)

o     Liquid  Alpha  volatility  is 4.1% over the past 12 months,  which is  currently  below its 5%  volatility  target.  In  comparison, trailing 12 month volatility is 17.2% for MSCI World, 4.8% for Treasuries and 4.0% for HFRX Hedge Funds.

                                                                                                                         Annualized Returns
                                                                                       1        3         6                1      3        5
                                                                                      Month   Months    Months     YTD    Year   Year    Year
                                                 Liquid Alpha USD 5 TR                 0.4%     1.0%     -1.5%   -0.0%    0.6%    0.6%   4.6%
                                                 HFRX Global Hedge Fund Index          1.1%     3.0%      0.6%    3.0%    5.3%   -4.4%   1.1%
                                                 iBoxx USD Treasury                   -0.2%     1.9%      6.3%    8.7%    7.3%    7.1%   6.3%
  Liquid Alpha USD 5 TR                            Live                   Range
  Constituents                     Asset Class    Date     BBG Ticker    Exposure
  S and P X-Alpha USD TR           Equities      10/31/07  SPXADT         10%-50%      1.0%     1.8%      4.4%    3.0%    2.3%    0.6%   3.9%
  DB Commodity Harvest USD TR      Commodities   12/17/07  DBCMHLTU       10%-50%     -0.1%     0.3%     -1.6%   -0.2%   -0.2%    5.2%   8.1%
  DB Currency Harvest USD TR       FX            10/19/05  DBHVBUSF       10%-50%      0.4%     2.1%     -0.0%    2.9%    3.6%   -0.7%   5.1%
  DB SMART USD 5x TR               Rates         06/15/07  DBLASUT5       10%-50%      1.1%     1.3%      2.0%    3.0%    4.5%    3.9%   4.2%
  DB Fed Funds TR                  Cash          10/15/07  DBMMFED1        0%-60%      0.0%     0.0%      0.1%    0.1%    0.2%    1.0%   2.7%

Monthly Performance(1)                                                                       Current Allocation

            1999   2000   2001   2002  2003   2004   2005   2006  2007   2008   2009  2010
 Jan                1.7%   2.9%   1.2%  1.4%   0.9%   1.2%   1.6%  1.2%   0.2%   1.4%  0.1%                FEDFUNDS
 Feb         1.0%   1.3%  -0.2%   0.5%  0.7%   2.3%   2.7%   0.9%  0.9%   0.2%   1.1%  0.0%                  0.0%      S and P X-Alpha
                                                                                                                            10.0%

 Mar         0.9%   0.5%   2.0%   1.8%    -0.3%  0.5%  0.5%  0.7%  1.6%   0.1%   0.7%  0.2%

 Apr         1.1%   1.1%   0.4%   2.6%  5.1%  -1.0%   0.7%   0.0%  1.8%   0.1%   1.9%  1.2%
 May         0.7%   2.3%   0.6%   0.6%  0.5%   0.2%   2.3%  -0.1%  1.8%   0.9%   2.2% -1.4%
 Jun         0.6%  -0.6%   0.8%   0.1%  2.8%   2.1%   2.5%   1.6%  0.7%  -0.2%   0.4% -1.3%    DB SMART               DB
 Jul        -0.6%   1.9%   0.0%   0.3%  0.3%   0.6%   0.6%   0.8% -0.5%   1.0%   0.6%  0.2%      5x TR             Commodity
                                                                                                 50.0%              Harvest
 Aug        -0.4%   0.8%   0.5%   0.4%  1.3%   1.3%  -0.5%   1.8% -2.1%  -0.7%   0.2%  0.1%                          30.0%

 Sep         0.5%   1.1%   1.3%   0.0%  1.1%   0.8%   2.8%   1.1%  2.2%  -3.8%   0.3%  0.5%

 Oct         0.5%   2.2%   1.1%  -1.0%  1.2%   0.4%   1.6%   0.5%  1.7%  -5.8%   0.2%  0.4%
 Nov         0.3%   1.2%   1.0%   2.9%  1.4%   2.3%   1.7%  -0.2% -0.9%   0.0%  -0.7%
 Dec         0.6%   1.9%   1.3%   2.0%  1.1%   1.4%  -0.8%   2.5%  0.4%   0.8%   1.4%                       DB Currency
 Ann.Rtn.    5.4%       16.5% 12.3% 12.1% 17.8% 12.6% 16.4% 11.5%  8.8%  -7.2%  10.2%  0.0%                   Harvest
                                                                                                               10.0%

(1): Liquid Alpha USD TR 5 has been retrospectively calculated and did not exist prior to April 23, 2008. actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. would have been lower than the performance of the Index as a result of fees or costs.

A Passion to Perform.

Overview

- Liquid Alpha USD 5 TR is a multi-asset medium- to long-term investment strategy which gives access to a diversified pool of alpha generating assets using a dynamic allocation tool
- The strategy has the objective to generate absolute non-directional returns, un-correlated to the traditional markets, through a combination of diversified proprietary alpha generating strategies from different asset classes. The Index has been live since April 23, 2008
- The allocation among the Underlying Indices occurs quarterly and is based on their returns, correlation and volatilities using a quantitative Mean Variance Optimizer model
- The quantitative model combines the different sources of alpha and cash to generate an Index with a target volatility of 5%
- Seeks to manage downside risk through a stop-loss mechanism which is triggered if the Index return over 60-business days is below 4% over any 3 consecutive days

Performance Analysis Jan 99 – Oct 10(1)

	Liquid Alpha 5% USD TR	iBoxx USD Treasury	HFRX Global Hedge Fund Index
Annualised Return	9.7%	5.7%	2.3%
Volatility	4.1%	4.8%	4.0%
Sharpe Ratio(2) (3.01%)	1.60	0.56	-0.37
Maximum Drawdown	-11.2%	-7.4%	-26.3%
- Drawdown Start Date	Aug-08	Dec-08	Jul-07
- Drawdown End Date	Oct-09	Jun-10	Oct-10
Correlation versus:			
HFRX Global Hedge Fund Index	0.46	-0.23	1.00
iBoxx USD Treasury TR Index	-0.08	1.00	-0.23

Relative Performance: October 29, 2010(1)


Liquid Alpha USD 5 TR
iBoxx USD Treasury TR
HFRX Global Hedge Fund Index
Live Index
4000
3500
3000
2500
2000
1500
1000
500
0
Jan-99
Jan-00
Jan-01
Jan-02
Jan-03
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08
Jan-09
Jan-10

Rolling 12 Month Volatility: Jan 00 – October 10(1)


Liquid Alpha USD 5 TR
iBoxx USD Treasury TR
HFRX Global Hedge Fund Index
Live Index
10%
9%
8%
7%
6%
5%
4%
3%
2%
1%
0%
Jan-00
Jan-01
Jan-02
Jan-03
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08
Jan-09
Jan-10

CERTAIN RISKS OF LIQUID ALPHA

LIQUID ALPHA HAS LIMITED PERFORMANCE HISTORY — Publication of Liquid Alpha began on April 23, 2008. Therefore, it has very limited performance history and no actual investment which allowed tracking of the performance of Liquid Alpha was possible before that date.

AN INVESTMENT LINKED OR RELATED TO LIQUID ALPHA WILL NOT BE THE SAME AS AN INVESTMENT IN THE ALPHA INDICES — The Liquid Alpha closing level on any trading day will depend on the performance of the 5 underlying index constituents (the "Alpha Indices"). The weighting of each Alpha Index is determined by an Optimized Asset Allocator ("OAA"), which seeks to maximize returns for a given level of volatility. You should, therefore, carefully consider the composition and calculation of each Alpha Index.

THE ALPHA INDICES EXPOSE YOUR INVESTMENT TO EQUITY, COMMODITY, CURRENCY AND INTEREST RATE RISKS — The Alpha Indices expose you to several asset classes and their respective risks, including risks relating to exchange rate fluctuations, foreign equity markets, commodity markets and emerging markets. In addition, the rates component is five times leveraged. To learn more about Liquid Alpha, see Underlying Supplement No. 4 dated September 29, 2009 filed with the Securities and Exchange Commission.

THE ALPHA INDICES ARE NOT EQUALLY WEIGHTED IN THE LIQUID ALPHA MODEL AND MAY OFFSET EACH OTHER — The Alpha Indices are assigned different weightings in Liquid Alpha via an Optimized Asset Allocation Model. The same return generated by two Alpha Indices, whether positive or negative, may have a different effect on the performance of Liquid Alpha. Additionally, positive returns generated by one or more Alpha Index may be moderated or more than offset by smaller positive returns or negative returns generated by the other Alpha Indices.

THE ACTUAL EXPERIENCED VOLATILITY OF EACH ALPHA INDEX AND LIQUID ALPHA MODEL MAY NOT EQUAL THE TARGET VOLATILITY, WHICH MAY HAVE A NEGATIVE IMPACT ON THE PERFORMANCE OF LIQUID ALPHA — The weighting of each Alpha Index in the Liquid Alpha Model is adjusted to target a volatility level of 5%. Because this adjustment is based on the volatility of the previous 60 business days, the actual volatility realized on the Alpha Indices and the Liquid Alpha Model will not necessarily equal the volatility target.

THE CALCULATION OF LIQUID ALPHA'S CLOSING LEVEL WILL INCLUDE A DEDUCTION OF COSTS FROM THE ALPHA INDICES — On each trading day, the calculation of Liquid Alpha's closing level will include a deduction of costs from the Alpha Indices currently ranging between a minimum of 21 basis points per annum and maximum of 63 basis points per annum, depending on the individual weightings of the Alpha Indices.

(1): Liquid Alpha USD TR 5 has been retrospectively calculated and did not exist prior to April 23, 2008. Accordingly, the results shown during the retrospective periods do not reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the DB Liquid Alpha Index would have been lower than the performance of the Index as a result of fees or costs.
(2): Value indicates Risk Free Rate over Period computed from daily levels of the DB Fed Funds Equivalent Index.

Deutsche Bank

IMPORTANT INFORMATION

Use of hypothetical information:
Backtested,  hypothetical or simulated  performance results discussed herein have inherent  limitations.  Unlike an actual performance record based on actual client  portfolios,  simulated  results are achieved by means of the  retroactive  application  of a backtested  model itself designed with the benefit of  hindsight.  Taking into account  historical  events the  backtesting  of  performance  also differs from actual account  performance  because an actual  investment  strategy  may be adjusted  any time,  for any reason,  including a response to material, economic or market factors. The backtested  performance  includes  hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of advisory  fees,  brokerage or other  commissions,  and any other expenses that a client would have paid or actually  paid. No  representation  is made that any trading  strategy or account will or is likely to achieve  profits or losses  similar to those shown.  Alternative modeling techniques or assumptions might produce significantly  different results and prove to be more appropriate.
Past hypothetical  backtest results are neither an indicator nor guarantee of future returns.  Actual results will vary, perhaps  materially, from the analysis.

Past performance:
The past performance of securities, indexes or other instruments referred to herein does not guarantee or predict future performance.

Deutsche Bank may hold positions:
We or our affiliates or persons  associated  with us or such  affiliates  may:  maintain a long or short  position in securities  referred to herein, or in related futures or options,  purchase or sell, make a market in, or engage in any other transaction  involving such securities, and earn brokerage or other  compensation.  Instruments  linked to this index typically  involve a high degree of risk, are not  transferable and  typically  will not be listed or traded on any exchange and are intended  for sale only to  sophisticated  investors  who are capable of understanding  and assuming the risks involved.  The market value of any structured  security linked to this index may be affected by changes in  economic,  financial  and  political  factors  (including  but not limited to, spot and forward  interest and  exchange  rates),  time to maturity,  market conditions and volatility and the equity prices and credit quality of any issuer or reference  issuer.  Any investor should conduct his/her own investigation  and analysis of any product linked to this index and consult with its own professional  advisors as to the risks  involved  in making such a  purchase;  since,  it may be  difficult  to realize the  investment  prior to  maturity,  obtain  reliable information  about the market value of such  investments  or the extent of the risks to which they are exposed,  including  the risk of total loss of capital.

Tax:
Deutsche Bank AG,  including its  subsidiaries  and affiliates,  does not provide legal, tax or accounting  advice.  This  communication  was prepared  solely in connection  with the promotion or marketing,  to the extent  permitted by applicable  law, of the  transaction  or matter addressed  herein,  and was not intended or written to be used,  and cannot be used or relied upon,  by any taxpayer for purposes of avoiding any U.S. federal income tax penalties.  The recipient of this communication  should seek advice from an independent tax advisor regarding any tax matters addressed herein based on its particular  circumstances.  Any information relating to taxation is based on information  currently available.  The levels and bases of, and relief from,  taxation can change and the benefits of products  where  discussed may cease to exist.
Because of the importance of tax  considerations to all option  transactions,  the investor  considering  options should consult with his/her tax advisor as to how taxes affect the outcome of contemplated option transactions.

Not insured:
These  instruments  are not  insured by the  Federal  Deposit  Insurance  Corporation  (FDIC) or any other U.S.  governmental  agency.  These instruments are not insured by any statutory  scheme or  governmental  agency of the United  Kingdom.  The  distribution of this document and availability  of these products and services in certain  jurisdictions  may be restricted by law. These  securities  have not been registered under the United States  Securities Act of 1933 and trading in the securities has not been approved by the United States  Commodity  Exchange
Act, as amended.

The Bank and affiliates:
"Deutsche  Bank" means Deutsche Bank AG and its  affiliated  companies,  as the context  requires.  Deutsche Bank Private  Wealth  Management refers to Deutsche Bank's wealth management  activities for high-net-worth  clients around the world. Deutsche Bank Alex. Brown is a division of Deutsche Bank Securities Inc.

Free writing prospectus:

Deutsche Bank AG has filed a registration  statement  (including a prospectus) with the SEC for the offerings to which this communication may relate.  Before you invest,  you should read the prospectus in that registration  statement and other documents the issuer has filed with the
SEC for more complete  information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively,  the issuer,  any underwriter or any dealer  participating  in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

Deutsche Bank